DYNEGY COMPLETES SALE OF INTEREST IN PLUM POINT FACILITY

TO JOHN HANCOCK LIFE INSURANCE COMPANY

HOUSTON (December 13, 2007) – Dynegy Inc. (NYSE: DYN) today announced the completion of the sale of a portion of the company’s indirect interest in Plum Point Energy Associates, LLC (PPEA) to John Hancock Life Insurance Company for $82 million in cash. PPEA owns approximately 57 percent of the 665-megawatt Plum Point Power Generation Facility currently under construction near Osceola, Arkansas. The non-controlling interest purchased by John Hancock equates to approximately 125 megawatts in the Plum Point facility. Dynegy is maintaining construction and commercial control of the facility.

John Hancock will be assuming 50 percent of Dynegy’s contingent equity support obligations to the project lenders, resulting in a reduction of approximately $14 million in Dynegy’s outstanding letters of credit. The sales price of $82 million is net of non-recourse project debt.

Given the closing of the sale, Dynegy now owns an equivalent of approximately 140 megawatts and maintains approximately 60 percent of the economic value through Dynegy’s ownership of PPEA Holding Company, LLC, which owns PPEA.

Construction of the Plum Point facility began in mid-2006, and the facility is expected to enter into commercial operation in 2010. The facility’s capacity is 100 percent contracted through long-term commercial arrangements that provide for a pass-through of commodity fuel, transportation and emissions expenses. The facility will utilize low-sulfur Powder River Basin coal and state-of-the art technologies for reducing emissions, including a selective catalytic reduction system, a flue gas de-sulfurization system, a mercury removal system and a baghouse.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: the reduction of collateral and the timing of this action; when the plant will become commercially operational; and any statements related to technologies, processes and coal feedstock that may or may not reduce emissions. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that the transaction may not prove to be financially advantageous to Dynegy as a result of unknown market conditions, output contract terms, costs of construction and future environmental regulation. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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